UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐           Soliciting Material Under Rule 14a-12

CARDICA, INC.
(Name of Registrant as Specified in Its Charter)

BROADFIN HEALTHCARE MASTER FUND, LTD.
BROADFIN HEALTHCARE FUND, L.P.
BROADFIN HEALTHCARE OFFSHORE FUND, LTD
BROADFIN ADVISORS, LLC
BROADFIN CAPITAL, LLC
KEVIN KOTLER
THOMAS A. AFZAL
GREGORY D. CASCIARO
RICHARD M. FERRARI
R. MICHAEL KLEINE
PAUL MOLLOY
SAMUEL E. NAVARRO
JEFFREY A. TEMPLER

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED OCTOBER 5, 2015

BROADFIN CAPITAL, LLC

__________, 2015

Dear Fellow Cardica Stockholder:

Broadfin Capital, LLC (“Broadfin Capital” and together with its affiliates, “Broadfin” or “we”), Thomas A. Afzal, Gregory D. Casciaro, Richard M. Ferrari, R. Michael Kleine, Kevin Kotler, Paul Molloy, Samuel E. Navarro and Jeffrey A. Templer are the beneficial owners of an aggregate of 8,976,797 shares of common stock, par value $0.001 per share (the “Common Stock”), of Cardica, Inc., a Delaware corporation (“Cardica” or the “Company”), representing approximately 10.1% of the outstanding shares of Common Stock.  For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary in order to ensure that the Company is being run in a manner consistent with your best interests.  We are seeking your support for the election of our eight nominees at the annual meeting of stockholders scheduled to be held at [__________], on [__________], at [__________] (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

Broadfin Capital is a $1.4 billion AUM, value-oriented healthcare fund in its tenth year of operation. We take a long-term view to investing and our team has 50+ years of experience investing in healthcare companies. Broadfin Capital has invested in hundreds of healthcare companies since its inception and has earned a reputation for being a supportive and collaborative investor.

Last year, Broadfin led a successful proxy contest to elect three industry experts, Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro to the Board.  Cardica shareholders voted overwhelmingly to elect Messrs. Casciaro, Kleine and Navarro as directors, sending a strong signal to the Board that shareholders demanded change.  With the election of Messrs. Casciaro, Kleine and Navarro as directors, significant and relevant industry experience was added to the Board better enabling it to properly guide management in maximizing the competitive advantage of the Company’s unique and valuable technology.  We expected that the majority of the incumbent Board would recognize the value of the experience of our nominees and would put the best interests of the Company and its shareholders at the forefront.  Unfortunately it appears that the majority of the Board has marginalized Messrs. Casciaro, Kleine and Navarro and has prevented them from exerting influence proportional to their expertise, despite their best efforts and willingness to work with the incumbent majority of the Board to maximize shareholder value.   As a result, the Board has seemingly continued to make poor decisions, the Company’s performance has suffered and shareholder value has declined.

We are now seeking broader change to the Board.  This year, we are seeking to not only re-elect Messrs. Casciaro, Klein and Navarro to the Board, but also to replace the remaining five (5) incumbent directors with our highly-qualified nominees.  We believe that the Board should include direct stockholder representatives who have appropriate and relevant skill sets, including operational experience in the healthcare industry and launching new products in the market, along with a shared objective of enhancing value for the benefit of all Cardica stockholders. The individuals we have nominated, if elected, would bring complementary skill sets to the Board, valuable insight and experience to aid the incoming CEO, and a commitment to serve stockholders to help make Cardica a stronger and more valuable company.

Our interests are fully aligned with the interests of all of the Company’s stockholders and we believe there is significant value to be realized at Cardica.  However, we are concerned that the Board is not taking the appropriate actions to address the Company’s perennial underperformance and unlock value for the benefit of all stockholders.  Given our views on the Company’s financial and stock price underperformance, history of failed execution and poor corporate governance under the oversight of the current incumbent majority Board, we strongly believe that the Board must be further reconstituted.  We believe that this will ensure that (i) the Board is capable of making strategic and business decisions in a timely manner with the benefit of greater industry and financial expertise, which is surely needed given Cardica’s stage of development, and (ii) the interests of the stockholders, the true owners of Cardica, are appropriately represented in the boardroom, and the Board takes the necessary steps to ensure the Company’s stockholders realize maximum value for their investment.

Our nominees will, subject to their fiduciary duties as directors, endeavor to review the Company’s business and identify opportunities to address the underperformance of the Company with these goals in mind.  Among other things, our nominees will be focused on executing a simultaneous, multi-pronged strategy, focused on (i) minimizing cash burn, (ii) the internal development of the MicroCutter, (iii) fully exploring strategic alternatives, (iv) creating an environment that will allow a new CEO to succeed, (v) fostering transparency with investors, including setting clear and achievable milestones that will allow investors to track the Company’s progress, and (vi) demanding accountability from the Company’s management and the Board.

The Board is currently composed of eight (8) directors, all of whom are up for election at the Annual Meeting.  On August 3, 2015, Dr. Bernard Hausen, the Company’s Chief Executive Officer and President announced that he will step down from these positions and as a director, however, has agreed to remain in these roles for a transition period, which the Company expects to be completed by December 31, 2015. Through the attached Proxy Statement, we are soliciting proxies to elect our eight (8) nominees.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about [__________], 2015.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Georgeson Inc., which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ Kevin Kotler
Kevin Kotler Broadfin Capital, LLC

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Broadfin’s proxy materials,
please contact Georgeson at the phone numbers listed below.

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Stockholders Call Toll-Free at: (800) 248-7690
E-mail: EnhanceCardica@georgeson.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED OCTOBER 5, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS
OF
CARDICA, INC.
_________________________

PROXY STATEMENT
OF
BROADFIN CAPITAL, LLC
________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Broadfin Healthcare Master Fund, Ltd. (“Broadfin Master”), Broadfin Healthcare Fund, L.P. (“Broadfin LP”), Broadfin Healthcare Offshore Fund, Ltd (“Broadfin Offshore”), Broadfin Advisors, LLC (“Broadfin Advisors”), Broadfin Capital, LLC (“Broadfin Capital”) and Kevin Kotler (collectively, “Broadfin” or “we”) is the largest stockholder of Cardica, Inc., a Delaware corporation (“Cardica” or the “Company”), owning approximately 9.98% of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company. We believe that the Board of Directors of the Company (the “Board”) must be reconstituted to ensure that the interests of the stockholders, the true owners of Cardica, are appropriately represented in the boardroom.  We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value.  We are seeking your support at the annual meeting of stockholders scheduled to be held at [__________], on [__________], at [__________] (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To elect Broadfin’s eight (8) director nominees, Thomas A. Afzal, Gregory D. Casciaro, Richard M. Ferrari, R. Michael Kleine, Kevin Kotler, Paul Molloy, Samuel E. Navarro and Jeffrey A. Templer, (each a “Nominee” and, collectively, the “Nominees”), to the Board to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of Cardica’s named executive officers;

3.	To ratify the selection by the Audit Committee of the Board of BDO USA, LLP as the independent registered public accounting firm of Cardica for its fiscal year ending June 30, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date hereof, the members of Broadfin and the Nominees collectively own 8,976,797 shares of Common Stock (the “Broadfin Group Shares”).  We intend to vote the Broadfin Group Shares FOR the election of the Nominees, [__________] with respect to the approval of the advisory vote to approve named executive officer compensation, [__________] the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2016, and [__________] the [__________], as described herein.

The Company has set the close of business on [__________] as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 900 Saginaw Drive, Redwood City, California 94063.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were [__________] shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY BROADFIN AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH BROADFIN IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

BROADFIN URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GOLD proxy card are available at
www.EnhanceCardica.com
______________________________

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.  Broadfin urges you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Nominees and in accordance with Broadfin’s recommendations on the other proposals on the agenda for the Annual Meeting.

•
If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Broadfin, c/o Georgeson Inc. (“Georgeson”), in the enclosed postage-paid envelope today.

•
If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our three Nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

480 Washington Blvd., 26th Floor Jersey City, NJ 07310 Stockholders Call Toll-Free at: (800) 248-7690 E-mail: EnhanceCardica@georgeson.com

Background to the Solicitation

The following is a chronology of events leading up to this proxy solicitation:

•
On March 15, 2013, Broadfin made an initial investment in the Company as the lead investor, contributing $4.5 million, in the Company’s $15 million capital raise. Broadfin’s investment consisted of 4,285,715 shares of the Company’s common stock at a price of $1.05 per share.

•
On June 4, 2014, Broadfin delivered a letter to the Board expressing its disappointment and concern with management and its belief that the Board would benefit from the addition of highly-qualified independent directors.

•
Between July 2014 and September 2014, representatives of Broadfin and the Company continued to have discussions regarding Broadfin’s concerns regarding the Company, ways to enhance shareholder value and the reconstitution of the Board; however, the parties were unable to reach a mutually acceptable resolution.

•
On September 10, 2014, Broadfin delivered a Nomination Letter to the Company notifying the Company in accordance with its Bylaws of Broadfin’s nomination of Messrs. Casciaro, Kleine, Kotler and Navarro for election to the Board at the 2014 Annual Meeting. Accompanying the Nomination Letter, Broadfin delivered a separate letter expressing its belief that change is urgently needed on the Board in order to enhance shareholder value and that such change should be brought about through a thoughtful and collaborative process between the current Board and Broadfin, rather than a costly and time consuming proxy contest.

•
On October 14, 2014, the Board unilaterally announced the expansion of the Board from six (6) to eight (8) members and the appointment of two new directors, thereby ensuring that Broadfin’s nominees, if elected, would not comprise a majority of the Board.

•	In October and November 2014, each of the parties filed solicitation materials with the SEC soliciting proxies for the election of their competing slates of directors.

•
On November 20, 2014, the Company disclosed that three members of Cardica’s Board – Kevin Larkin, Richard Powers, and Jeffrey Purvin –would transition off the Board by not standing for reelection at the 2014 Annual Meeting. The resignations effectively ensured the election of Broadfin’s nominees, Messrs. Casciaro, Kleine and Navarro, but it also enabled the majority of the incumbent Board to determine which directors will be replaced rather than leaving the choice to shareholders to vote on at the annual meeting.

•	On November 21, 2014, the Company issued a revised proxy card that excluded the directors nominated by Broadfin, despite publically purporting to accept Broadfin’s nominees.

•
On December 11, 2014, the Company held its 2014 Annual Meeting where the shareholders overwhelmingly elected each of Broadfin’s nominees, Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro as directors of the Company on Broadfin’s proxy card.

•	On January 8, 2015, Cardica filed a Form 8-K announcing the resignation of Brian Knodel, Cardica’s Vice President of Research and Development. No permanent replacement was named.

•
On March 26, 2015, Cardica held a business update call, during which the Company announced plans to file a 510(k) submission for the vascular indication of the white staple cartridge in the subsequent months, the dismissal of the direct U.S. sales force, and goals for operating cash burn to be reduced to $3.2 million per quarter. The Company disclosed that it had secured an outside consultant to assist in research and development activities at the Company.

•
On April 24, 2015, Cardica’s acting director of research and development, PJ Iranitalab, resigned from the Company. At the time, he was the Company’s highest ranking R&D employee yet the Company decided not to disclose his departure on a Form 8-K.

•
On May 6, 2015, Cardica held its 3Q FY15 earnings call. On this call, the Company announced the resignation of Fred Bauer, Cardica’s Vice President of Operations and his replacement, Greg Watson. We note that the two had minimal overlap. Also on this call, Cardica’s CFO announced that the goal of $3.2 million in operating cash burn, given just two months prior, would not be achieved in the quarter.

•
On June 17, 2015, representatives of Broadfin met with representatives of Cardica in Cardica’s Redwood City offices. The representatives of the Company included the outside consultant who was currently overseeing research and development at the Company.

•
On August 21, 2015, Broadfin entered into a Nondisclosure Agreement (the “Nondisclosure Agreement”) with Cardica pursuant to which, among other things, Cardica agreed make the directors of Cardica available for a meeting with Broadfin, to the sharing of information by Cardica directors with Broadfin and to provide Broadfin with periodic updates regarding material developments with respect to the Company.

•
On August 26, 2015, representatives of Cardica’s Board held a conference call with Broadfin to discuss strategy, the search for a new CEO and valuation of the Company. Also on August 26, 2015, only five days following the execution of the Nondisclosure Agreement, the Board announced an accelerated date for the Annual Meeting thereby causing the Nondisclosure Agreement to terminate on its terms.

•	On September 3, 2015, Broadfin held a call with Bill Moffitt, a director of Cardica, to discuss the valuation analysis done for the Board.

•
On September 4, 2014, Broadfin delivered a Nomination Letter to the Company notifying the Company in accordance with its Bylaws of Broadfin’s nomination of Thomas A. Afzal, Gregory D. Casciaro, Richard M. Ferrari, R. Michael Kleine, Kevin Kotler, Paul Molloy, Samuel E. Navarro and Jeffrey A. Templer for election to the Board at the Annual Meeting.

•	Also on September 4, 2014, Broadfin filed an initial Schedule 13D with the SEC, disclosing its beneficial ownership and that it submitted its nomination letter to the Company.

•	On September 4, 2015 and September 5, 2015, Broadfin met and had calls with prospective CEO candidates in an attempt to help with a more effective and quicker CEO replacement process.

•
On September 11, 2015, Broadfin issued an open letter to the shareholders of the Issuer and issued a press release disclosing the letter. In the letter, Broadfin expressed its belief that change is urgently needed on the Board in order to enhance shareholder value and address the Issuer’s poor stock performance, wasted cash, and ineffective leadership. In the letter, Broadfin describes the failed attempts to work constructively with the Board and its reasons for seeking a change in the majority of the Board at the Issuer’s upcoming annual meeting of stockholders.

•
On September 25, 2015, Broadfin reached out to the Chairman of the Board with a settlement proposal setting forth an amicable solution in an effort to protect the shareholders from a protracted proxy contest.  To date, Broadfin has not received any substantive response from the Company to Broadfin’s settlement proposal.

REASONS FOR THE SOLICITATION

WE BELIEVE A CHANGE IN THE MAJORITY OF THE CARDICA BOARD IS NEEDED NOW TO IMPROVE THE COMPANY AND PREVENT FURTHER VALUE DESTRUCTION

Given the issues that were raised during last year’s proxy contest, one would have expected the incumbent directors of Cardica to welcome the new directors and to reevaluate the direction of the Company and tighten its control of a management team that was leading the Company down the wrong path. Nearly ten months later, it is clear that the incumbent Board has blindly continued down its seven-year path of shareholder value destruction.

In part because the incumbent majority Board has clearly worked to marginalize the impact of our 2014 nominees, many of the problems we identified last year continue to plague the Company.  These include missed expectations and milestones, critical operational missteps, wasteful uses of cash and the Company’s deplorable approach to investor relations.  Also, very recently was the Board’s botched handling of the CEO transition.  These failures continue to negatively impact Cardica’s value and its stock price.

The incumbent majority Board appears unwilling to listen.  The time has come for shareholders to take a stand and effect the necessary change.  Simply put, it is time for new directors to lead the Company.  We have nominated a slate of eight (8) very highly qualified director candidates for election to the Board at the Annual Meeting, which includes Messrs. Navarro, Casciaro and Kleine who are currently serving on the Board.  Our Nominees were carefully selected and possess skill sets that are greatly needed at Cardica.

The Incumbent Majority Board Went to Great Lengths in Last Year’s Contest to Minimize The Impact of Shareholders Exercising Their Right to Vote

In the middle of last year’s proxy contest, in a desperate effort to dilute the impact of the shareholders exercising their right to vote, the Board unilaterally expanded its size by two directors.  The two newly-added directors, Gary Petersmeyer nor William Moffitt, while technically independent from the Company, did not in our view come in with an open mind and a fresh set of eyes due to their existing relationships with John Simon and William Younger. In our view, neither of these new directors brought sufficient relevant experience to the Board as medical device executives.  Following this decision, the Board again seemed to make a mockery of the shareholders’ right to elect their directors by orchestrating the resignation of three specific Board members to ensure that at the 2014 annual meeting, shareholders would not be able to vote off the directors that Broadfin had identified as a critical part of the problem, particularly John Simon and Bill Younger.  What’s more, the newly reconstituted Board did not even have the opportunity to elect its own Chairman, as this too was predetermined by prior Board decision.  We believe this pattern of highly questionable behavior disenfranchises shareholders and raises serious fiduciary issues.

We Have Made Every Attempt to Engage in a Constructive Dialogue with the Board but Have Once Again Been Met With Petty and Underhanded Tactics

This year, in a final attempt to facilitate constructive dialogue with the Board and management, we entered into the Nondisclosure Agreement with the Company.  We were encouraged by the Company’s commitments under the agreement and we looked forward to a productive dialogue with management and the Board.

We were therefore deeply disappointed when only five days after signing the Nondisclosure Agreement the Company torpedoed these efforts at constructive engagement by announcing an early annual meeting date which not only automatically terminated the Nondisclosure Agreement on its own terms, but accelerated the director nomination deadline.  We see no legitimate purpose in giving shareholders such a short window to make director nominations, other than the hope we had been lulled into complacency by the promise of constructive dialogue with the Company or perhaps the hope that the unexpected nomination deadline would leave us unprepared and unable to find qualified director nominees for election and  submit a nomination letter.  Regardless, the Board’s choices raise serious questions, including whether it acted in bad faith in engaging with us.

We are concerned that a majority of the directors appear to be more focused on preserving their directorships and playing with shareholder meeting calendars and deadlines than they are with addressing the Company’s serious issues.

THE BOARD MUST BE HELD ACCOUNTABLE FOR THE COMPANY’S CONTINUED SEVERE OPERATING PROBLEMS AND SERIAL DESTRUCTION OF VALUE

Under the leadership of the current incumbent majority Board, Cardica’s problems have only gotten worse over the past year.  We believe the Board must take responsibility for its failure to hold management accountable for Cardica’s sustained underperformance.

The Company Has a History of Chronic Stock Price Underperformance and Value Destruction

Cardica has a history of underperformance and shareholder value destruction. Indeed the stock price has declined more than 66% and Enterprise Value has declined 56%, as measured from October 4, 2014 to October 2, 2015.  We believe, as the following chart suggests, there is minimal value placed by the market on the future value of the Company.

We feel that stock price returns are the most objective measure of management and Board performance.  The following table compares Cardica’s stock performance to other pertinent indices, covering companies of comparable size and industry, and illustrates the Company’s dramatic relevant underperformance to such indices which represent the broader U.S. market performance, other healthcare companies, medical technology companies, and U.S. microcap stocks.

Cardica and Index Returns

Absolute Returns as of 10/2/15	1-year	2-year	3-year	5-year	CRDC IPO[2]
Cardica, Inc.	(77.0%)	(80.2%)	(82.6%)	(88.7%)	(97.5%)
NASDAQ Composite Total Returns Index	6.0%	26.3%	56.7%	110.7%	129.4%
IShares US Medical Devices ETF[1]	15.3%	34.4%	65.7%	112.2%	NA[3]
Russell 200 Total Return Index	2.5%	5.7%	38.0%	75.5%	75.3%
S&P Healthcare Total Return Index	8.3%	37.6%	76.9%	146.0%	157.8%
Russell Microcap Index	1.5%	2.6%	33.7%	69.0%	NA[5]
Cardica Relative Returns vs:[5]					
NASDAQ Composite Total Returns Index	(83.0%)	(106.5%)	(139.3%)	(199.4%)	(226.9%)
IShares US Medical Devices ETF[1]	(92.3%)	(114.6%)	(148.3%)	(200.9%)	NA[3]
Russell 200 Total Return Index	(79.5%)	(85.8%)	(120.6%)	(164.2%)	(172.9%)
S&P Healthcare Total Return Index	(85.4%)	(117.8%)	(159.5%)	(234.8%)	(255.3%)
Russell Microcap Index	(78.5%)	(82.8%)	(116.3%)	(157.7%)	NA[4]

1. Ishares US Medical Devices ETF performance is not a measurement of total returns, as dividends are excluded.
2. CRDC IPO on 2/3/2006 at $10/sh.
3. Ishares US Medical Devices ETF established 5/5/06.
4. Russell Microcap Index established 3/3/06

5. NASDAQ Composite Total Returns Index and Russell 200 Total Returns Index included to show returns relative to the broader market, S&P Healthcare Total Returns Index included to show performance relative to the broader sector (healthcare), Ishares US Medical Devices ETF included to show returns relative to the subsector (medical technology), and Russell Microcap index is included to show performance relative to companies with similar market capitalizations.

The Company Has a History of Missed Expectations and Milestones

Over the past nine years, under the stewardship of John Simon, Bill Younger and Bernard Hausen, Cardica has consistently failed to meet analyst revenue expectations. As seen in the following table, Cardica missed expectations in 68% of the instances when there was a consensus expectation for the quarter.  These persistent misses, in our view, reflect a poorly executed business plan by management, poor communication of expectations to investors and ultimately, a lack of appropriate Board oversight in allowing this underperformance to continue. It is also notable that the Company’s revenues have been on a downward trajectory for six years.

Further, these Board members have watched management consistently fail to communicate reasonable timelines for its pipeline of products. Our analysis of the last six years of quarterly transcripts and annual filings found that more than half of the 103 times that management has articulated a definite timeline for a milestone, such timeline was delayed or dismissed entirely.

The missed expectations that have plagued the Company throughout its history have continued.  Bob Newell, the Company’s CFO, announced a target burn of $3.2 million per quarter in the third quarter of 2015: “The goal of our restructuring was to get our burn rate down to goal of $3.2 million per quarter.”1  However, three months later, the bar has drifted lower: “It was about $3.8 million and there were some unusual items in the quarter related to severance payments and some legal expenses. I think we are capable of getting to our goal of $3.3 million to $3.5 million in the cash burn per quarter.”2
____________________
1 See 3Q FY15 earnings call transcript, dated May 6, 2015.
2 See 4Q FY15 earnings call transcript, dated August 6, 2015.

Operational Missteps Continue to Threaten the Reputation of the Company

In 2012, management decided to use distributors in the controlled launch of the prior generation MicroCutter in Europe.  It is clear to us that this decision to launch a relatively new product through distributors was a mistake and that such a technique-dependent product would best be served by a dedicated sales force.  Our concern was that a controlled early launch was essentially a beta test for the product, and should be overseen by direct representatives of the Company to both identify any issues with the products and assist in the case of product failure.  We thought the Company had learned its lesson from the early European launch.  However, on the third quarter fiscal 2015 call, Dr. Hausen mentioned that the Company is selling the Gen 3 product (which is still in beta testing) in Europe, again through distributors:

“At the end of March, following clinical feasibility and approximately 250 deployments in over 100 patients, we introduced modified version of the third generation MicroCutter XCHANGE 30 in Europe. A product compatible with only white cartridge. We are now selling in Europe primarily to our distributors but also through our sales manager in Germany. Our controlled commercial release target surgeons who have been strong at the kits of the MicroCutter device with their institutions and who truly understand the game changing nature of our surgical stapler.”3

After so many botched launches and false starts, one would expect the Board to ensure that the most recent withdrawal of the Company’s MicroCutter products from the U.S. market would be well-orchestrated.  However, this was not the case.  The Company provided little support for its existing customers following the withdrawal. There was no “dear doctor” letter or broad offer to buy back inventory, thus destroying any loyalty or trust in former customers.  This marked the second time in its history that Cardica has hired and fired a U.S. sales force. The Board failed to properly oversee management’s execution of this product withdrawal and we are concerned that this pattern of behavior will make it difficult to retain qualified sales representatives in the future.  The damage to Cardica’s reputation and hard-won customer relationships is difficult to quantify.

We believe that our Nominees’, who have successfully launched multiple new products and have a track record of creating shareholder value, will allow the Company to avoid similar missteps in the future.

The Board Should Have Done More to Protect the Company’s Precious Cash

The lack of experience of the incumbent Board and their loyalty to the CEO led to slow decision making and has resulted in the Company burning at least $13 million in cash over three quarters with few visible signs of progress.  In the past fiscal year, Cardica’s cash reserves have fallen from approximately $40.4 million to $21.2 million.4

One would think that a Board faced with an uncertain product development timeline and dwindling cash resources would act quickly to address this issue. Instead, the Company has spent money on an excessive compensation plan for the outgoing CEO, totaling more than $400,000, despite the fact that he was essentially pushed out by the Board. With this latest check from the Company’s coffers, Dr. Hausen has collected more than $3.5 million in cash compensation and more than one million options and restricted stock units from the Company, despite the poor performance. Further, we feel that Dr. Hausen’s separation agreement lacks appropriate details regarding his total compensation, including any performance goals.

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3 See 3Q FY15 earnings call transcript, dated May 6, 2015.
4 See Cardica’s 2015 Form 10-K.

The Board Failed to Timely Recognize the CEO Must be Replaced

The Board was loathe to hold the CEO responsible for the failings of the Company. It took eight months and the dismissal of the Vice Presidents of R&D and the resignation of the Vice President of Operations to finally discover that the problem was with the CEO. Ever since last year’s contest, the Board maintained that Dr. Hausen was necessary to the Company’s R&D efforts. However, even Dr. Hausen saw that this was incorrect and admitted as much on the 4Q FY15 earnings call: “I don't think I'm qualified as the VP of R&D. I have no engineering background. I do understand the product well enough, but just probably well enough to be dangerous.”5

Poor Handling of the CEO Transition Created Unnecessary Uncertainty for Shareholders

Under the leadership of the incumbent majority Board, the Board felt it was a good idea to not name an interim CEO following the resignation of Dr. Hausen. We find it shocking that the Chairman did not consider selecting one of the currently serving Board members with CEO experience to take on this role. Instead, the failure to name a replacement created a leadership vacuum which, in turn, created greater uncertainty for shareholders.  This uncertainty further depressed the stock price, which has fallen 42% since the announcement of Dr. Hausen’s resignation on August 6, 2015.  The Board attempted to justify its decision by explaining, that the Company could not search for and hire a CEO while Dr. Hausen was still in office.  We believe this rationale is overly simplistic and not true.  Further, we question why Dr. Hausen was allowed to resign with his options package intact.

Given that the Board had ample notice, we are concerned that they did so little to prepare for replacing the most important position in the Company.  In that regard, Broadfin felt compelled to actively press the Board for a speedier CEO transition and also suggest and interview CEO candidates in an attempt to help the process along.

The Very Important R&D Team Has Been Gutted Under the Incumbent Board

Cardica is a development-stage medical device company. As such, R&D is an extremely important component and one which the incumbent majority Board members, given the issues raised in last year’s proxy contest, should have focused on and built to be stronger. However, according to its public filings, the R&D staff had declined from 23 in 2014 to 15 people in 2015. Further, the exit of the most senior R&D employee on April 28th was never disclosed by the Company. We feel that this was a significant development and should have been disclosed to shareholders.

Thanks to the efforts and relationships of Messrs. Navarro, Casciaro and Kleine, the Company was able to bring in Tom Palermo, who has worked with Mr. Casciaro, as an R&D consultant. Since coming on board, Mr. Palermo has made tremendous progress and is someone who we feel should be made an employee. It appears to us that the Board has put the Company at unnecessary risk by not securing a permanent head of R&D. We are thankful that one of our nominees has a strong relationship with Mr. Palermo, but we feel that the incumbent majority of the Board should have had a strategy in place for building its R&D team.

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5 See 4Q FY15 earnings call transcript, dated August 6, 2015.

We are Troubled by the Board’s Ineffectual Strategic Review

A strategic review committee was created by the Board, but by all indicators was not properly empowered to act. The Board has sufficient experience in this area and has retained a well respected banker who has advised many companies in the medical technology space.  Yet, it was the outgoing CEO who was given the responsibility to review offers from interested strategic parties, thereby intercepting communications from the strategic review committee and marginalizing their role.  We do not feel that Dr. Hausen, given his lack of experience in strategic M&A, was the appropriate person at the Company to be reviewing these potential opportunities.  We believe that certain potential strategic partners have been frustrated by having to deal with Dr. Hausen and we feel that they would have been better served by working directly with the capable M&A specialists on the Board who have the expertise to fully evaluate these options.  We also question why the Company mandated its investment banker only with assessing incoming interest and not with actively pursuing a strategic review process. This is a strategy that many companies in a similar position would pursue in order to maximize shareholder value at a time when cash reserves are dwindling and confidence is fading.

THE COMPANY HAS A HISTORY OF POOR INVESTOR RELATIONS AND MISALIGNMENT OF INTEREST

Again This Year We Are Seriously Troubled by the Company’s Deplorable State of Investor Relations

One of the major issues we identified in last year’s proxy fight was the deplorable state of investor relations at Cardica. This has only gotten worse over the course of the past year. It is vital for shareholders to understand what is going on at the Company in order to make informed investment decisions, including whether to participate in the next round of financing.

The senior management vacuum and instability have left shareholders with no one to speak with who is credible and knowledgeable. The Board has failed to recognize that its credibility with investors is at an all-time low and has continued to refuse to hire an investor relations firm or develop a clear investor relations strategy, despite the obvious need for improved communications with shareholders.

OUR EIGHT NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND COMMITMENT NECESSARY TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO UNLOCK VALUE FOR STOCKHOLDERS

In our view, the Board needs a new majority that has the qualifications to effectively oversee Cardica, the independence to open-mindedly consider shareholder views and the commitment to serve the best interests of Cardica’s shareholders.

Accordingly, in addition to re-nominating three highly-qualified incumbent directors whom we successfully nominated to the Board last year, we have identified an additional five highly-qualified, independent directors with valuable and relevant business and financial experience who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company. Further, we believe Cardica’s continued underperformance at this critical time warrants the addition of direct stockholder representatives on the Board, whose interests are closely aligned with those of all stockholders and who will work constructively with the other members of the Board to protect the best interests of Cardica’s stockholders.

Thomas A. Afzal serves as the President and CEO of Spinal Kinetics, Inc., a global medical device company, since co-founding the company in 2003.  In addition to currently serving as the Chairman of Heart Repair Technologies, Inc., a company he co-founded in September 2008 that develops surgical and percutaneous mitral valve repair systems, Mr. Afzal’s experience in the medical device industry includes formerly serving as Chairman of PneumRx, Inc. and holding leadership positions at each of CardioVention, Inc. and CardioThoracic Systems, Inc. and also positions with Krauth Medical GmbH, SulzerMedica, CarboMedics and Baxter International Inc. Mr. Afzal’s extensive experience serving on the boards of directors and in leadership roles at medical device companies will be a valuable addition to the Board.

Gregory D. Casciaro has over 33 years of leadership experience in the medical device industry. Mr. Casciaro’s extensive leadership experience in the medical device industry includes formerly serving as the President and CEO of AccessClosure, Inc.; President, CEO and a director of each of XTENT, Inc. (formerly NASDAQ:XTNT), Orquest Inc. and General Surgical Innovations, Inc.; several senior level positions with Devices for Vascular Intervention, a division of Guidant Corporation (GDT), and North American Instrument Corporation; and a director of AngioDynamics, Inc. (NASDAQ:ANGO). Mr. Casciaro is currently a director of Cardica and also currently serves as a director of QT Vascular Ltd. (SGX: 5I0) and Apama Medical, Inc. In light of his experience in leadership positions in both public and private companies in the medical device industry, including his experience as a director of Cardica, Mr. Casciaro will continue to be a valuable member of the Board.

Richard M. Ferrari is a co-founder of De Novo Ventures LLC, a healthcare investment firm he co-founded in 2000 that is dedicated to medical devices and bio-technology.  Mr. Ferrari’s extensive experience in the medical device industry also includes formerly serving as the Chief Executive officer and a director of CardioThoracic Systems, Inc. (formerly NASDAQ:CTSI), a company he co-founded that developed products for beating-heart surgery and serving in management positions at the following companies: Cardiovascular Imaging Systems, Inc. (formerly NASDAQ:CVII), Medical Technology Group, Inc. and ADAC Laboratories.  He also founded Saratoga Ventures LLC, a venture capital partnership that has provided seed financing to startup medical technology companies. Mr. Ferrari’s experience in leadership positions in both public and private companies in the medical device industry as well as his experience as an investor in medical technology companies will be a valuable addition to the Board.

R. Michael Kleine is the President, CEO and a director of Miramar Labs, Inc., a leading medical device manufacturer in the aesthetic market. Mr. Kleine’s extensive experience in the medical device industry also includes formerly serving as the President, CEO and Chairman of EndoGastric Solutions, Inc.; President, Chief Executive Officer and a director Biosensors International Group, Ltd. (SGX:B20); President and CEO of each of Microvention, Inc., Thermo Cardiosystems Inc. and Sorin Biomedical Inc.; and numerous leadership roles with Baxter International Inc. Mr. Kleine currently serves as a director of Cardica and each of ASLAN Pharmaceuticals Pte. Ltd., QT Vascular Ltd. (SGX: 5I0), and BioParadox Inc.  In light of his extensive leadership experience at both public and private companies in the medical device industry, including his experience as a director of Cardica, Mr. Kleine will continue to be a valuable member of the Board.

Kevin Kotler is the Managing Member and Portfolio Manager of Broadfin Capital, a global equity healthcare investment firm that he founded in 2005.  Prior to Broadfin Capital, Mr. Kotler worked at The Galleon Group, where he worked with the firm’s healthcare fund, he has also served as a senior medical technology and supplies analyst at ING Barings (“ING”) and ABN AMRO following its acquisition of ING and also served as a junior medical technology and supplies analyst at UBS, where he focused on small capitalization companies across a number of medical specialties. Mr. Kotler’s over 21 years of experience as an analyst and investor in the healthcare industry will make him a valuable addition the Board.

Paul Molloy is the CEO and a director of ClearFlow Inc., an early-stage medical device company focused on post-surgical cardio-thoracic surgery wound management.  In addition to currently serving as a director of CAS Medical Systems, Inc. (NASDAQ:CASM), a medical technology company, since January 2015, Mr. Molloy’s experience in the medical device industry includes formerly serving in leadership roles at each of the Vascular Division of Teleflex Incorporated (NYSE:TFX), VasoNova, Inc., MiCardia Corporation and LMA International NV (SGX:LMAI).  Mr. Molloy currently serves as a director of Velano Vascular, Inc. and as an advisor to Silicon Valley start-up PuraCath Inc. Mr. Molloy has over 25 years of management experience in the medical device industry and will be a valuable addition to the Board.

Samuel E. Navarro is the Managing Partner of Gravitas Healthcare, LLC, a strategic advisory firm that specializes in advising emerging growth medical device companies. In addition to currently serving as a director of Cardica and Mela Sciences, Inc. (NASDAQ:MELA) and Derma Sciences, Inc. (NASDAQ:DSCI), Mr. Navarro’s experience in the medical device industry includes formerly serving as a director of each of Artasis, Inc., Fixes-4-Kids, Inc., Photomedex, Inc. (NASDAQ:PHMD) and Micro Therapeutics, Inc.; an advisory board member of OrthoPediatrics Corp.; and managing healthcare investment funds for Cowen & Co., The Galleon Group and ING Barings. In light of his experience serving on the boards of directors of medical device companies, including the Company, Mr. Navarro’s will continue to be a valuable member of the Board.

Jeffrey A. Templer is the CFO of Seahorse Bioscience, Inc., an internationally focused life science tools manufacturer.  Mr. Templer’s experience in the medical device industry includes  leadership positions at AgaMatrix, Inc. and Tatum LLC, a consulting firm, where he provided financial leadership and advisory services to clients, including publicly owned medical device manufacturers.  Mr. Templer has extensive experience in financial management positions including at Tour Andover Controls, CyOptics, Inc., Inverness Medical Technology Inc. and Aerovox, Inc. Mr. Templer’s extensive experience in the medical device industry as both a manager and a consultant will be a valuable addition to the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of eight directors whose terms expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our eight Nominees, Gregory Thomas A. Afzal, Gregory D. Casciaro, Richard M. Ferrari, R. Michael Kleine, Kevin Kotler, Paul Molloy, Samuel E. Navarro and Jeffrey A. Templer.  Your vote to elect the Nominees will have the legal effect of re-electing three incumbent directors and replacing five incumbent directors with the remaining Nominees.  If elected at the Annual Meeting, we believe our Nominees will review all options to enhance shareholder value and will, subject to their fiduciary duties as directors, endeavor to review the Company’s business and identify opportunities to address the underperformance of the Company.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below.  This information has been furnished to us by the Nominees.  All of the Nominees are citizens of the United States.

Thomas A. Afzal, age 57, has served as the President and Chief Executive Officer of Spinal Kinetics, Inc., a global medical device company, since co-founding the company in 2003. Mr. Afzal also currently serves as the Chairman of Heart Repair Technologies, Inc., a company he co-founded in September 2008 that develops surgical and percutaneous mitral valve repair systems. He also served as the Chairman of PneumRx, Inc., a company dedicated to developing innovative technologies in treating emphysema, from July 2011 until it was sold to BTG plc (LON:BTG) in January 2015. From 1997 to 2003, Mr. Afzal served as the President and Chief Executive Officer of CardioVention, Inc., a medical device company he founded that was focused on minimal invasive products for cardiovascular surgery. Prior to that, Mr. Afzal served  as the General Manager of the Cardiac Valve Group and Vice President of Sales and Marketing of CardioThoracic Systems, Inc. (formerly NASDAQ:CTSI), a developer of products for beating-heart surgery. Mr. Afzal’s professional experience also includes positions with Krauth Medical GmbH, a privately-held leading European medical device distributor and manufacturer, SulzerMedica, a multi-national medical device company, CarboMedics, a leading developer and manufacturer of mechanical heart valves, and Baxter International Inc. Mr. Afzal also currently serves as a board member of Ivy Sports Medicine and Crosstrees Medical and also served on the board of the College of Business of San Diego State University. Mr. Afzal earned a Bachelor of Science Degree in Business Administration from San Diego State University.

Broadfin believes that Mr. Afzal’s over 30 years of leadership experience in the medical device industry, which includes bringing complex medical devices to market for startup and multi-national companies, will make him a valuable addition to the Board.

Gregory D. Casciaro, age 58, has served as a director of QT Vascular Ltd. (SGX: 5I0) (“QT Vascular”), a medical device company, since 2001. Mr. Casciaro has served as a director of Cardica since December 2014, where he is also a member of its Compensation and Business Development Committees. Mr. Casciaro has also served as the Executive Chairman of Apama Medical, Inc., a privately held medical device company focused on the development of next-generation atrial fibrillation technologies, since January 2015. From June 2010 to August 2014, Mr. Casciaro served as the President and Chief Executive Officer of AccessClosure, Inc. (“AccessClosure”), a medical device company that was acquired by Cardinal Health, Inc.  Prior to joining AccessClosure, he was the President, Chief Executive Officer and a director of XTENT, Inc. (formerly NASDAQ:XTNT), a medical device company that was acquired by Biosensors International Group, Ltd. (SGX:B20) (“Biosensors International”), from September 2004 to December 2009. From 2000 to 2004, Mr. Casciaro served as the President, Chief Executive Officer and a director of Orquest Inc., a private company manufacturing and selling bio-therapeutic products to the orthopedic market. Mr. Casciaro served as a director of AngioDynamics, Inc. (NASDAQ:ANGO), a medical device company, from 2004 to 2007. From 1995 to 2000, he held multiple positions, including President, Chief Executive Officer and director, with General Surgical Innovations, Inc., a laparoscopic surgical equipment manufacturer that was acquired by United States Surgical, a division of Tyco Healthcare Group. Mr. Casciaro also previously held positions with Devices for Vascular Intervention, a division of Guidant Corporation, North American Instrument Corporation and Procter & Gamble Co. He also previously served as a director of Kerberos Proximal Solutions. Mr. Casciaro graduated from Marquette University with a B.A. in Business Administration.

Broadfin believes that Mr. Casciaro’s over 33 years of leadership experience in the medical device industry will continue to make him a valuable member of the Board.

Richard M. Ferrari, age 61, is a Co-Founder of De Novo Ventures LLC, a healthcare investment firm he co-founded in 2000 that is dedicated to medical devices and bio-technology. From 1995 to 1999, Mr. Ferrari served as the Chief Executive Officer and a director of CardioThoracic Systems, Inc. (formerly NASDAQ:CTSI), a company he co-founded that developed products for beating-heart surgery. Prior to that, Mr. Ferrari served as the Chief Executive Officer of Cardiovascular Imaging Systems, Inc. (formerly NASDAQ:CVII), the first and leading developer of ultrasound imaging catheters, from 1990 until it was acquired by Boston Scientific Corporation (NYSE:BSX) in 1995. Mr. Ferrari is also a co-founder of the Medical Technology Group, Inc., which successfully spun-out Integrated Vascular Systems, Inc. (acquired by Abbot Vascular) and Ensure (acquired by Johnson & Johnson). He also founded Saratoga Ventures LLC, a venture capital partnership that has provided seed financing to startup medical technology companies, in 1996. Mr. Ferrari’s professional experience also includes service as the Executive Vice President and General Manager of ADAC Laboratories. Mr. Ferrari is the recipient of the Mallinckrodt Award for Excellence in Medicine and has been a finalist for the Entrepreneur of the Year Award.  He holds a BS degree from Ashland University and an MBA from the University of South Florida.

Broadfin believes that Mr. Ferrari’s extensive experience leading companies in the medical device industry well qualifies him to serve on the Board.

R. Michael Kleine, age 61, has served as the President, Chief Executive Officer and a director of Miramar Labs, Inc., a leading medical device manufacturer, since February 2014. Prior to that, Mr. Kleine served as the President and Chief Executive Officer of EndoGastric Solutions, Inc. (“EGS”), a medical device manufacturer, from May 2011 to February 2014. Mr. Kleine has served as a director of Cardica since December 2014, where he is also a member of its Compensation and Nominating Committees. Mr. Kleine has also served as a director of ASLAN Pharmaceuticals Pte. Ltd., a pharmaceutical company, since October 2010; QT Vascular (SGX: 5I0), a medical device company, since March 2011; and BioParadox Inc., a point-of-care biologic treatment company, since January 2012. Prior to EGS, Mr. Kleine served as the President, Chief Executive Officer and as a director of Biosensors International (SGX:B20), a company focused on the interventional cardiology and critical care markets, from January 2008 to November 2010. Prior to that, Mr. Kleine served as the President and Chief Executive Officer of Microvention, Inc., a leading medical device company, from October 2002 until its acquisition by Terumo Corporation in March 2006, at which point Mr. Kleine served as the President, Chief Executive Officer and Chairman of the Microvention Division until January 2008. Mr. Kleine served as a partner of Pharos LLC, a company focused on acquiring and developing core technologies, from 2001 to 2002. Mr. Kleine also previously served as the President and Chief Executive Officer of each of Thermo Cardiosystems Inc. and Sorin Biomedical Inc., both medical device manufacturers. Mr. Kleine also held numerous leadership roles with Baxter International Inc. Mr. Kleine holds a Masters Degree from Webster University and a Bachelor of Arts in Biological Science from Missouri Valley College.

Broadfin believes that Mr. Kleine’s over 25 years of experience in the medical device and healthcare industries continues to qualify him to serve as a director of the Company.

Kevin Kotler, age 44, is the Managing Member and Portfolio Manager of Broadfin Capital, a global equity healthcare investment firm that he founded in 2005. Prior to Broadfin Capital, Mr. Kotler worked at The Galleon Group from 2002 to 2005, where he worked with the firm’s healthcare fund. From 1998 to 2002, Mr. Kotler served as a senior medical technology and supplies analyst at ING Barings (“ING”) and ABN AMRO following its acquisition of ING. He also served as a junior medical technology and supplies analyst at UBS, where he focused on small capitalization companies across a number of medical specialties, after starting his career as a research associate at Furman Selz. Mr. Kotler graduated from the Wharton School at the University of Pennsylvania with a Bachelor of Science degree in Economics.

Broadfin believes that Mr. Kotler’s over 21 years of experience as an analyst and investor in the healthcare industry will make him a valuable addition the Board.

Paul Molloy, age 54, has served as the Chief Executive Officer and a director of ClearFlow Inc., an early-stage medical device company focused on post-surgical cardio-thoracic surgery wound management, since August 2013. Mr. Molloy has also served as a director of CAS Medical Systems, Inc. (NASDAQ:CASM), a medical technology company, since January 2015. From April 2010 to August 2013, Mr. Molloy served as the President of the Vascular Division of Teleflex Incorporated (NYSE:TFX) (“Teleflex”), a provider of specialty medical devices, and as the Chief Executive Officer of VasoNova, Inc., a vascular ultrasound navigation technology company, which was acquired by Teleflex. From June 2008 to April 2010, Mr. Molloy served as the President and Chief Executive Officer of MiCardia Corporation, a medical device company focused on cardiac valve surgery. Mr. Molloy previously served as the President, Managing Director and a director of LMA International NV (SGX:LMAI), a medical device company, from 2002 to 2008. He also served as a certified registered nurse anesthetist (CRNA) prior to joining Datascope Corporation in 1989. Mr. Molloy has over 25 years of management experience in the medical device industry and currently serves as a director of Velano Vascular, Inc., a privately-held company seeking to commercialize new vascular access technology, and as an advisor to Silicon Valley start-up PuraCath Inc., which is focused on ultraviolet light infection-prevention technology. He is a graduate of the Instituut der Bedrijfswetenschappen, Utrecht, Netherlands, and has an MBA from the University of Chicago Booth School of Business.

Broadfin believes that Mr. Molloy’s extensive experience in the medical device industry will make him a valuable addition to the Board.

Samuel E. Navarro, age 59, is the Managing Partner of Gravitas Healthcare, LLC, a strategic advisory firm he founded in October 2008 that specializes in advising emerging growth medical device companies. Mr. Navarro has served as a director of Cardica since December 2014, where he is also a member of its Audit and Business Development Committees. Mr. Navarro has also served as a director of each of Mela Sciences, Inc. (NASDAQ:MELA), a medical device company, since March 2014, and Derma Sciences, Inc. (NASDAQ:DSCI), a tissue regeneration company, since May 2015. Mr. Navarro also served as a director of Artasis, Inc., a medical device company, from 2006 to October 2013. Mr. Navarro also served as a director of Fixes-4-Kids, Inc., a medical device company, from 2010 to 2012. He also served as an advisory board member of OrthoPediatrics Corp., a worldwide leader in pediatric orthopedics, from 2008 to 2009. From September 2005 to October 2008, Mr. Navarro served as Managing Director of Cowen & Co. and head of its Medical Technology Investment Banking initiatives. From 2001 to 2005, Mr. Navarro was at The Galleon Group running the Galleon Healthcare Fund as a Senior Portfolio Manager. Mr. Navarro also served as a director of Photomedex, Inc. (NASDAQ:PHMD) from 2000 to 2004 and Micro Therapeutics, Inc. from 2000 to 2003. From 1998 to 2001, Mr. Navarro was Global Head of Healthcare Investment Banking at ING Barings. Mr. Navarro has also held senior medical technology equity research positions at Furman Selz Inc. and Needham & Company. Mr. Navarro received an MBA in Finance from The Wharton School at the University of Pennsylvania, a Master of Science in Engineering from Stanford University and a Bachelor of Science in Engineering from The University of Texas at Austin.

Broadfin believes that Mr. Navarro’s wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the medical device industry will continue to be a valuable asset to the Board.

Jeffrey A. Templer, age 67, has served as the Chief Financial Officer of Seahorse Bioscience, Inc., an internationally focused life science tools manufacturer, since August 2012. From 2008 to 2012, Mr. Templer served as a partner at Tatum LLC, a consulting firm, where he provided financial leadership and advisory services to clients, including publicly owned medical device manufacturers. Mr. Templer served as the Chief Financial Officer of AgaMatrix, Inc., a medical device manufacturer, from 2005 to 2008. Prior to that, Mr. Templer served as Executive Vice President and Chief Financial Officer of Tour Andover Controls, a multinational producer of systems and controls for facility automation and security applications, from 2002 to 2005. He has also served as the Chief Financial Officer of each of CyOptics, Inc., Inverness Medical Technology Inc. and Aerovox, Inc. Mr. Templer also held various senior financial and management roles with the Freudenberg Group, a diversified international manufacturer. Mr. Templer began his career in public accounting with Arthur Andersen. Mr. Templer holds an MBA from the Harvard Business School and received his bachelor’s degree in business from Salem State University.

Broadfin believes that Mr. Templer’s financial expertise and experience in the medical technology industry well qualifies him to serve on the Board.

The principal business address for Mr. Afzal is 595 North Pastoria Avenue, Sunnyvale, California 94085. The principal business address for Mr. Casciaro is 133 W Poplar Avenue, San Mateo, California 94402. The principal business address for Mr. Ferrari is 14612 Big Basin Way, Suite B, Saratoga, California 95070. The principal business address for Mr. Kleine is 2790 Walsh Avenue, Santa Clara, California 95051. The principal business address for Mr. Kotler is c/o Broadfin Capital, LLC, 300 Park Avenue, 25th Floor, New York, New York 10022. The principal business address for Mr. Molloy is 1630 South Sunkist Street, Suite E, Anaheim, California 92806. The principal business address for Mr. Navarro is 124 W. Putnam Avenue, Greenwich, Connecticut 06807. The principal business address for Mr. Templer is c/o Seahorse Bioscience Inc., 16 Esquire Road, Billerica, Massachusetts 01862.

As of the date hereof, Mr. Kotler does not directly own any securities of the Company. Mr. Kotler, as the managing member of Broadfin Capital, which serves as the investment manager of Broadfin Master, may be deemed the beneficial owners of the 8,874,992 shares of Common Stock owned by Broadfin Master.  For information regarding purchases and sales during the past two years in securities of the Company by Broadfin and certain of its affiliates, please see Schedule I.

As of the date hereof, each of Messrs. Casciaro, Kleine and Navarro may be deemed to beneficially own 33,935 shares of Common Stock, which represents shares underlying certain stock options exercisable within 60 days of the date hereof that were awarded to them by the Company in connection with their service on the Board. As of the date hereof, each of Messrs. Casciaro, Kleine and Navarro directly own 61,100 stock options, each of which may be exercised, upon vesting, to purchase Common Stock at $0.64 per share. For information regarding transactions during the past two years in securities of the Company by Messrs. Casciaro, Kleine and Navarro, please see Schedule I.

As of the date hereof, Messrs. Afzal, Ferrari, Molloy and Templer do not own beneficially or of record any securities of the Company and have not engaged in any transactions in securities of the Company during the past two years.

Messrs. Ferrari, Navarro and Templer are investors in certain affiliates of Broadfin, but have no voting or dispositive power over any securities held by Broadfin or its affiliates.

Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the Nominees specifically disclaims beneficial ownership of shares of Common Stock that he does not directly own.  For information regarding purchases and sales during the past two years by the Nominees and by the members of the Group of securities of the Company, see Schedule I.

Broadfin has signed letter agreements, pursuant to which it has agreed to indemnify Messrs. Afzal, Ferrari, Molloy and Templer against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions.

Additionally, on September 4, 2015, Broadfin entered into a Joint Filing and Solicitation Agreement with the Nominees in which, among other things, the parties agreed to (a) the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company and (b) solicit proxies for the election of the Nominees at the Annual Meeting.The members of Broadfin and the Nominees are collectively referred to as the “Group” herein.

Broadfin has also signed compensation letter agreements with each of Messrs. Afzal, Ferrari, Molloy and Templer, pursuant to which Broadfin agrees to pay each of Messrs. Afzal, Ferrari, Molloy and Templer: (i) $5,000 in cash as a result of the submission by Broadfin of its nomination of each of Messrs. Afzal, Ferrari, Molloy and Templer to the Company and (ii) $20,000 in cash upon the filing of a definitive proxy statement by Broadfin with the Securities and Exchange Commission relating to the solicitation of proxies in favor of each of Messrs. Afzal, Ferrari, Molloy and Templer’s election as a director at the Annual Meeting.  Pursuant to the compensation letter agreements, each of Messrs. Afzal, Ferrari, Molloy and Templer has agreed to use the after-tax proceeds from such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that each of Messrs. Afzal, Ferrari, Molloy and Templer shall determine, but in any event no later than 14 days after receipt of such compensation.  If elected or appointed to serve as a director of the Board, each of Messrs. Afzal, Ferrari, Molloy and Templer agrees not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of his election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, each of Messrs. Afzal, Ferrari, Molloy and Templer may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

On August 21, 2015, Broadfin entered into the Nondisclosure Agreement with Cardica pursuant to which, among other things, Cardica agreed to arrange for a meeting between representatives of Broadfin and the Board, to the sharing of information by Cardica directors with Broadfin and to provide Broadfin with periodic updates regarding material developments with respect to the Company, and Broadfin agreed to hold any such information in confidence. Pursuant to its terms, the Nondisclosure Agreement terminated on August 27, 2015, corresponding to 10 days before the deadline for stockholder nominations of directors for election to the Board at the Annual Meeting.

Other than as stated herein, there are no arrangements or understandings between members of Broadfin and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Each Nominee presently is, and if elected as a director of the Company would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

If Broadfin is successful in electing at least five (5) of the Nominees at the Annual Meeting, then a change in control of the Board may be deemed to have occurred.  Based on a review of the Company’s material contracts and agreements, such a change of control may trigger certain change of control provisions or payments under certain of the Company’s plans and agreements, including the Equity Incentive Plan, Inducement Plan and Severance Benefit Plan.  With respect to the Equity Incentive Plan and Inducement Plan, upon a change in control, the awards under such plans may be subject to accelerated vesting. Even if it should be determined that electing our Nominees would result in a change of control, we do not believe any potential effects from such a change of control would outweigh the overwhelming benefits from an improved Board. Further, with respect to the Company’s Change in Control Severance Benefit Plan with its named executive officers (NEOs), the change of control provisions are double-trigger provisions, meaning that a change of control in and of itself does not trigger any payments, but rather there would also need to be either an involuntary termination of the executive without “cause,” immediately prior to, on or within 18 months following the effective date of a change in control or a voluntary resignation by the executive for “good reason” on or within 18 months following the effective date of a change in control, before any benefits are triggered.  The Company announced on August 6, 2015 that Mr. Bernard Hausen would be stepping down as President, CEO and director but agreed to remain in these positions for a transition period expected to be completed by December 31, 2015.  Therefore, even if our Nominees represent a majority of the Board following the Annual Meeting and Dr. Hausen is still serving as President and CEO at such time, we do not believe that any change of control payments would be due to Dr. Hausen.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under Cardica’s Bylaws (the “Bylaws”) and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, shares of Common Stock represented by the enclosed GOLD proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Broadfin that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers.  This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement.  Accordingly, the Company is asking shareholders to vote for the following resolution:

“RESOLVED, that the compensation paid to Cardica’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

According to the Company’s proxy statement, the stockholder vote on the Say-on-Pay Proposal is an advisory vote only, and it is not binding on the Company, the Board, or the Compensation Committee of the Board.

[__________] WITH RESPECT TO THIS SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES [__________].

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016. The Board is seeking stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016.

As disclosed in the Company’s proxy statement, if the selection is not ratified by a majority of the votes cast, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

[__________] WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2016 AND INTEND TO VOTE OUR SHARES [__________] THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Stockholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting.  Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, Broadfin believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, [__________] on the approval of the Say-on-Pay Proposal, [__________] the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016, and [__________] the [__________].

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate eight candidates for election at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect our eight Nominees. Stockholders will therefore be able to vote for the total number of directors up for election at the Annual Meeting.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.

The enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. The Participants in this solicitation intend to vote all of the Broadfin Group Shares in favor of the Nominees.

While we currently intend to vote the Broadfin Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Broadfin Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders.  Stockholders should understand, however, that all shares of Common Stock represented by the enclosed GOLD proxy card will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted in accordance with Broadfin’s recommendations specified herein and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  For the Annual Meeting, the presence, in person or by proxy, of the holders of at least [__________] shares of Common Stock, which represents a majority of the [__________]  shares of Common Stock outstanding as of the Record Date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum.  However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  Under rules of The NASDAQ Stock Market, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a stockholder of record, you must deliver your vote by mail, attend the Annual Meeting in person and vote, vote by Internet or vote by telephone in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum.  Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting.  Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on those proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for non-contested and contested director elections.  As a result of our nomination of the Nominees, the director election at the Annual Meeting will be contested, so the eight nominees for director receiving the highest vote totals will be elected as directors of the Company.  With respect to the election of directors, only votes cast “FOR” a nominee will be counted.  Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.  Neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee.  Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Advisory (nonbinding) Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on executive compensation will be approved if the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting vote in favor of approval of the resolution. The Company has indicated that broker non-votes will have no effect on the approval of the resolution, but abstentions will act as a vote against approval of the resolution.

Ratification of Selection of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, the selection of BDO USA, LLP will be deemed to have been ratified if the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting vote in favor of ratification. The Company has indicated that broker non-votes will have no effect on the ratification of the appointment, but abstentions will act as a vote against ratification of the appointment.

Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Broadfin’s recommendations specified herein and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Broadfin in care of Georgeson at the address set forth on the back cover of this Proxy Statement or to the Company at 900 Saginaw Drive, Redwood City, California 94063 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Broadfin in care of Georgeson at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, Georgeson may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Broadfin.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Members of Broadfin have entered into an agreement with Georgeson for solicitation and advisory services in connection with this solicitation, for which Georgeson will receive a fee not to exceed $[______], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Georgeson will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Broadfin has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  Broadfin will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Georgeson will employ approximately [___] persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Broadfin.  Costs of this solicitation of proxies are currently estimated to be approximately $[_____].  Broadfin estimates that through the date hereof its expenses in connection with this solicitation are approximately $[_____].  Broadfin intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  Broadfin does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of Broadfin are the Participants in this solicitation.  The principal business of Broadfin Master is purchasing, holding and selling securities for investment purposes. Each of Broadfin LP and Broadfin Offshore serve as a feeder fund of Broadfin Master. The principal business of Broadfin Advisors is serving as the general partner of Broadfin LP. The principal business of Broadfin Capital is serving as the investment manager of each of Broadfin Master, Broadfin LP and Broadfin Offshore. The principal occupation of Mr. Kotler is serving as the managing member of each of Broadfin Capital and Broadfin Advisors.

The address of the principal office of Broadfin Master is 237 Park Avenue, 9th Floor, New York, New York 10017.  The address of the principal office of Broadfin Offshore is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands. The address of the principal office of each of Broadfin LP, Broadfin Advisors, Broadfin Capital and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022.

As of the date hereof, Broadfin Master directly beneficially owned 8,874,992 shares of Common Stock.  Each of Broadfin LP and Broadfin Offshore, as feeder funds of Broadfin Master, may be deemed to beneficially own the 8,874,992 shares of Common Stock beneficially owned by Broadfin Master. Broadfin Advisors, as the general partner of Broadfin LP, may be deemed to beneficially own the 8,874,992 shares of Common Stock beneficially owned by Broadfin Master. Broadfin Capital, as the investment manager of Broadfin Master, may be deemed to beneficially own the 8,874,992 shares of Common Stock beneficially owned by Broadfin Master.  Mr. Kotler, as the managing member of each of Broadfin Capital and Broadfin Advisors, may be deemed to beneficially own the 8,874,992 shares of Common Stock beneficially owned by Broadfin Master.

Excluded from Broadfin’s beneficial ownership is 9,875,200 shares of Common Stock issuable upon the conversion of 98,752 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) due to a conversion cap that precludes the holder thereof from converting the Series A Preferred Stock to the extent that the holder would, after such exercise, beneficially own (as determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.98% of the shares of Common Stock outstanding (the “Beneficial Ownership Limitation”). Upon written notice to the Company, the Broadfin may increase the Beneficial Ownership Limitation to any other percentage specified in such notice, which increase in the Beneficial Ownership Limitation shall take effect on the 61st day after delivery to the Company. In the event Broadfin delivered written notice to the Company increasing the Beneficial Ownership Limitation to 19.98% and subsequently fully converted the 98,752 shares of the Series A Preferred Stock into 9,875,200 shares of Common Stock, Broadfin would beneficially own an aggregate of 18,750,192 shares of Common Stock, constituting approximately 18.98% of the shares of Common Stock outstanding.

Each Participant in this solicitation is a member of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act. The Group may be deemed to beneficially own the 8,976,797 shares of Common Stock owned in the aggregate by all of the Participants in this solicitation.  Each Participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the Participants in this solicitation, see Schedule I.

The shares of Common Stock purchased by Broadfin Master were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Broadfin is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Broadfin is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) must, in order to be included in the Company’s proxy statement and the form of proxy for the 2016 Annual Meeting, be received by the Company’s Corporate Secretary at Cardica, Inc., 900 Saginaw Drive, Redwood City, California 94063 by [__________], 2016.

Any stockholder intending to submit a proposal that is not to be included in next year’s proxy materials or nominate a director for the 2016 Annual Meeting, must give written notice to the Company’s Corporate Secretary no later than the close of business on [__________], 2016, nor earlier than the close of business on [__________], 2016, in the manner prescribed by the Bylaws. However, if the 2016 Annual Meeting is not held between [__________], 2015, and [__________], 2016, then the deadline for notifying the Corporate Secretary, in writing, will be not earlier than the close of business on the ninetieth (90th) day prior to the date of the 2016 Annual Meeting and not later than the close of business on the later of the sixtieth (60th) day prior the date of the 2016 Annual Meeting or, in the event public announcement of the date of the 2016 Annual Meeting was first made by the Company fewer than seventy (70) days prior to the date of the 2016 Annual Meeting, the close of business on the tenth (10th) day following the date on which the Company first made a public announcement of the date of the 2016 Annual Meeting. According to the Company’s proxy statement, the chairman of the 2016 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2016 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by Broadfin that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

BROADFIN CAPITAL, LLC

[__________], 2015

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Class of Security	Amount of Securities Purchased/(Sold)	Date of Purchase/Sale

BROADFIN HEALTHCARE MASTER FUND, LTD.

Common Stock	(9,500)	09/16/2013
Common Stock	(100)	09/17/2013
Common Stock	(317,007)	01/09/2014
Common Stock	(255,465)	01/10/2014
Common Stock	(127,528)	01/13/2014
Common Stock	(133,200)	01/14/2014
Common Stock	(24,165)	01/15/2014
Common Stock	(243,450)	01/15/2014
Common Stock	(149,185)	01/16/2014
Common Stock	(250,000)	01/22/2014
Common Stock	(250,000)	01/28/2014
Common Stock	(100,000)	02/03/2014
Common Stock	(99,782)	02/04/2014
Common Stock	(100,000)	02/05/2014
Common Stock	(272,186)	02/06/2014
Common Stock	(128,556)	02/07/2014
Common Stock	(71,444)	02/10/2014
Common Stock	(50,000)	02/12/2014
Common Stock	(41,850)	02/13/2014
Common Stock	(101,600)	02/14/2014
Common Stock	(36,200)	02/18/2014
Common Stock	(100,000)	02/19/2014
Common Stock	(35,000)	02/21/2014
Common Stock	(41,479)	02/24/2014
Common Stock	(265,000)	02/24/2014
Common Stock	(158,521)	02/25/2014
Common Stock	(400,000)	02/27/2014
Common Stock	(35,251)	03/14/2014
Common Stock	(25,087)	03/17/2014
Common Stock	(14,714)	03/18/2014
Common Stock	(204,597)	03/19/2014
Common Stock	(2,530)	03/20/2014
Common Stock	(27,229)	03/24/2014
Common Stock	(21,300)	03/25/2014
Common Stock	(50,000)	03/26/2014
Common Stock	(8,400)	04/03/2014
Common Stock	(28,800)	04/04/2014
Common Stock*	7,771,846	04/16/2014

I-1

Common Stock	232,286	06/05/2014
Common Stock	25,000	06/05/2014
Common Stock	42,465	06/06/2014
Common Stock	200,249	06/06/2014

Series A Preferred Stock*	98,752**	04/16/2014

GREGORY D. CASCIARO

Stock Option#	36,100	12/11/2014
Stock Option##	25,000	12/11/2014

R. MICHAEL KLEINE

Stock Option#	36,100	12/11/2014
Stock Option##	25,000	12/11/2014

SAMUEL E. NAVARRO

Stock Option#	36,100	12/11/2014
Stock Option##	25,000	12/11/2014

____________________

* Acquired in the Company’s public offering that closed on or about April 16, 2014.
** Convertible into 9,875,200 shares of Common Stock.
# Awarded by the Company in connection with service on the Board. Each stock option may be exercised, upon vesting, to purchase Common Stock at $0.64 per share. Vests monthly over a 36-month period.
## Awarded by the Company in connection with service on the Board. Each stock option may be exercised, upon vesting, to purchase Common Stock at $0.64 per share. Vests monthly over a 12-month period.

I-2

SCHEDULE II

The following table is reprinted from the definitive proxy statement filed by Cardica, Inc. with the Securities and Exchange Commission on [__________], 2015.

IMPORTANT

Tell the Board what you think!  Your vote is important.  No matter how many shares of Common Stock you own, please give Broadfin your proxy FOR the election of the Nominees and in accordance with Broadfin’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

●	SIGNING the enclosed GOLD proxy card;

●	DATING the enclosed GOLD proxy card; and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Georgeson at the address set forth below.

480 Washington Blvd., 26th Floor Jersey City, NJ 07310 Stockholders Call Toll-Free at: (800)248-7690 E-mail: EnhanceCardica@georgeson.com

GOLD PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED OCTOBER 5, 2015

CARDICA, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF BROADFIN CAPITAL, LLC

THE BOARD OF DIRECTORS OF CARDICA, INC.
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Kevin Kotler and Brandon DeLeeuw, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Cardica, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2015 Annual Meeting of Stockholders of the Company scheduled to be held at [__________], on [__________], at [__________] (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Broadfin Capital, LLC (“Broadfin”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, [_____] ON PROPOSAL 2, “[_____]” PROPOSAL 3, AND “[_____]” PROPOSAL [_____].

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Broadfin’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

[X] Please mark vote as in this example

BROADFIN STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.  BROADFIN MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2, 3 AND [_____].

1.
Broadfin’s proposal to elect Thomas A. Afzal, Gregory D. Casciaro, Richard M. Ferrari, R. Michael Kleine, Kevin Kotler, Paul Molloy, Samuel E. Navarro and Jeffrey A. Templer as directors of the Company.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Thomas A. Afzal Gregory D. Casciaro Richard M. Ferrari R. Michael Kleine Kevin Kotler Paul Molloy Samuel E. Navarro Jeffrey A. Templer	[ ]	[ ]	[ ] ________________ ________________ ________________

Broadfin does not expect that any of the Nominees will be unable to stand for election, but, in the event that any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, Broadfin has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, shares of Common Stock represented by this proxy card will be voted for such substitute nominee(s).

Broadfin intends to use this proxy to vote “FOR” Messrs. Afzal, Casciaro, Ferrari, Kleine, Kotler, Molloy, Navarro and Templer.  There is no assurance that any of the candidates who have been nominated by the company will serve as directors if our nominees are elected.

Note: If you do not wish for your shares of Common Stock to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares of Common Stock will be voted for the remaining nominee(s).

_______________________________________

GOLD PROXY CARD

2.	Company’s proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
Company’s proposal to ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	[__________].

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.